Exhibit No. 99.1

ARENA PHARMACEUTICALS, INC. ADOPTS STOCKHOLDERS RIGHTS PLAN

        San Diego, CA—October 31, 2002/PRNewswire-FirstCall/—Arena Pharmaceuticals, Inc. ("Arena") (NASDAQ: ARNA) announced that on October 30, 2002, its Board of Directors approved the adoption of a Stockholders Rights Plan under which all stockholders of record as of November 13, 2002, will receive rights to purchase shares of a new series of Preferred Stock. Each right will entitle Arena stockholders to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock at an initial exercise price of $36.

        The Rights Plan is designed to enable all Arena stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Arena. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics, including so-called "creeping" tender offers effected through open market or private purchases.

        The rights will be distributed as a dividend on each outstanding share of Common Stock and will expire October 30, 2012. The rights are not exercisable until the tenth day after such time as a person or group acquires beneficial ownership of 10% or more, or announces a tender offer for 10% or more, of Arena's Common Stock. One stockholder who presently owns more than 10% of the outstanding Common Stock was "grandfathered" to the extent of that stockholder's then current position. If a person or group acquires 10% or more of Arena's Common Stock, all rightsholders, other than the acquiror, will be entitled to purchase Arena Common Stock at a 50% discount from the then current market price. The effect of the stockholders rights plan will be to discourage individuals from acquiring 10% or more of the Common Stock of Arena, or in the case of grandfathered stockholders from increasing their ownership of Common Stock, without first negotiating with Arena's Board of Directors.

        The rights will trade with Arena's Common Stock, unless and until they are separated upon the occurrence of an acquisition of or tender offer for 10% or more of the Common Stock. The rights distribution is not taxable to Arena stockholders. Arena's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires 10% or more of the Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

        Additionally, Arena's Board of Directors has adopted an amendment to Arena's By-Laws that will require advance notice of stockholder nominations for the election of directors and other stockholder proposals. Such notice will be required not less than 70 and not more than 90 days prior to the anniversary of the mailing of the prior year's proxy materials. The establishment of advance notice procedures restricts the ability of stockholders to make nominations or to introduce other proposals in connection with an annual meeting without first giving the Board of Directors the opportunity to consider the qualifications of the nominees or the substance of any other proposal, and, to the extent it deems necessary, to inform stockholders about such nominees or proposals.

        Arena is a biopharmaceutical company that focuses primarily on discovering and developing drugs that target G protein-coupled receptors, known as GPCRs. GPCRs are very important to the drug discovery and development effort of the pharmaceutical and biotechnology industries.

        Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Such statements include statements that are preceded by the words "hopes," "intends," "designed," "will," "plans," "expects," "anticipates," "estimates," "aims," and "believes" or similar words. Actual results may vary significantly based upon a number of factors which are described in the Company's Form 10-K, Form 10-Q's and Form 8-Ks on file with the SEC, including without limitation, the following: future quarterly or annual financial results; the timing, success and cost of preclinical research, out-licensing endeavors and clinical studies; and the success of our collaborations.

        "Arena Pharmaceuticals" and "Arena" are registered U.S. trademarks of the company. "CART" is a trademark of the company. Arena's headquarters is at 6166 Nancy Ridge Drive, San Diego, CA 92121. Arena's telephone number is (858) 453-7200. On the Internet, please refer to Arena's website: http://www.arenapharm.com for further information.

        For further information, contact: Jack Lief, President & CEO, +1-858-453-7200, ext. 223, or Joseph Mooney, CFO, +1-858-453-7200, ext. 508, both of Arena Pharmaceuticals, Inc.